Exhibit 10.9

CONFIDENTIAL

Master Services Agreement

This Master Services Agreement (hereinafter referred to as “AGREEMENT”), made and effective as of June 24, 2016 (the “EFFECTIVE DATE”) by and between Rush University Medical Center having a principal place of business at 1653 West Congress Parkway, Chicago, IL 60612 (hereinafter referred to as the “Company”) and Polaryx Therapeutics, Inc. having a principal place of business at 140E. Ridgewood Ave, Suite 415, South Tower, Paramus, NJ 07652, U.S.A (including all its affiliates, holding companies and subsidiaries, collectively, hereinafter referred to as the “SPONSOR”).

WITNESSETH

Whereas, SPONSOR wishes to retain Company to perform certain services regarding the development and regulatory approval process for product(s) currently under development by SPONSOR (each, a “PRODUCT”) and Company desires to provide such services upon the terms and conditions set forth herein.

Now Therefore, in consideration of the premises and the mutual promises and undertakings set forth herein, the parties hereby agree as follows:

1.	Services. Company shall use commercially reasonable efforts to provide services for SPONSOR’s PRODUCT(s) as set forth in one or more statement(s) of work (each, a “Statement of Work”) as attached hereto and made a part of this AGREEMENT (the “SERVICES”).

2.	Payment. In consideration of Company’s acceptance of this AGREEMENT and performance of the SERVICES, Company will invoice SPONSOR in USD for the amount(s) specified in applicable Statement(s) of Work. Payment of all invoices shall be made within 30 days of receipt.

Payment shall be made payable to Rush University Medical Center and shall be due by check to:

Rush University Medical Center

Attn: Fund Accounting, 273 TOB

1700 West Van Buren

Chicago, IL 60612

The parties agree that nothing in this Agreement requires or shall be construed to require Company to use, order, purchase or recommend the use, ordering or purchase of any Sponsor products or services. Company represents and warrants that nothing in this Agreement will affect its judgment as to the products and services that are best for its patients (if any) or otherwise affect its decisions regarding the use, ordering or purchase or medical products or services. The parties represent and warrant that the payments to be made to Company for the performance of the Services represent its fair market value.

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3.	Additional Services. Should SPONSOR request Company provide any additional services beyond the SERVICES, such services, terms and costs, if mutually agreed upon by the parties, shall be set forth in writing between SPONSOR and Company and attached as Statement of Work and made a part of this AGREEMENT.

4.	Performance of Services. Company shall perform the SERVICES in accordance with this AGREEMENT, the applicable Statement of Work, all written directions and instructions from SPONSOR, generally accepted professional and industrial standards of care and any and all national, state and local laws, regulations, guidance or directives, that are applicable to the SERVICES.

5.	Warranties.

(A)	Each party shall comply with all applicable laws in its performance under this Agreement (including but not limited to all Services, deliverables, work product and its employment practices).

(B)	The Services, deliverables, and work product do not infringe any intellectual property rights of any other person, and any use thereof by SPONSOR consistent with this Agreement does not infringe such rights; however, this warranty does not extend to any substances, processes, methods, information, or written materials furnished by SPONSOR and used in accordance with SPONSOR’s instructions in performing the Services or incorporated into the deliverables or work product in accordance with SPONSOR’s instructions.

(C)	Without limiting any other representations or warranties in this Agreement, the Company disclaims any and all implied warranties of merchantability and of fitness for a particular purpose.

6.	Term. The term of this AGREEMENT shall continue until the completion of the SERVICES unless terminated early in accordance with the Termination Section below.

7.	Taxes. Company shall be fully responsible for payment of all U.S. state and federal income taxes, social security taxes, workers compensation and for any other U.S. taxes or U.S. payment which may be due and owing by Company as the result of fees or amounts paid to Company by SPONSOR under this AGREEMENT.

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8.	Confidentiality.

(A)	Each party shall keep confidential any and all information, whether of a written, oral, electronic or visual nature, which is (a) provided or disclosed by the other party or observed by a party at the other party’s facilities including, without limitation, information relating to the PRODUCT, the SERVICES, the procedures associated therewith, feedback and comments from regulatory authorities, pricing, financial information, operational plans, data forms, proprietary models, pre-clinical models and tests, the materials and any other confidential information relating to the products, plans, testing or any other business or technical affairs of the other party or its affiliates acquired prior to or during the course of this AGREEMENT, (b) generated as a result of Company’s performance of the SERVICES, or (c) the terms of this AGREEMENT (collectively, “CONFIDENTIAL INFORMATION”). Each party agrees to (i) use the same efforts used to protect its own confidential or proprietary information, but no less than reasonable efforts, to protect and safeguard the CONFIDENTIAL INFORMATION of the other party against unauthorized use, publication or disclosure, (ii) use such CONFIDENTIAL INFORMATION only as necessary to carry out its obligations hereunder, and (iii) restrict access to those of its affiliates, officers and employees with a need to know and who are obligated under written agreement to afford such CONFIDENTIAL INFORMATION substantially similar restrictions on disclosure and use and other conditions contained in this Section 7.

(B)	Notwithstanding the foregoing, the confidentiality, non-use and other obligations contained in this Section 7 shall not apply to CONFIDENTIAL INFORMATION which the receiving party can show by reasonable proof:

(i)	was known to the receiving party prior to its first receipt or observation from the disclosing party as evidenced by written evidence existing at the time of such disclosure;

(ii)	is or lawfully becomes generally known to the public without the receiving party’s breach of this Section 7; or

(iii)	was information acquired by the receiving party from a third party not under an obligation of confidentiality to the disclosing party; or

(iv)	is developed by the receiving party independently, without the use or benefit of Confidential Information, and as evidenced by competent written records.

Notwithstanding the foregoing, any combination of information shall not be deemed within the foregoing exceptions because individual features are within an exception unless the actual combination itself is within an exception.

(C)	A receiving party may disclose Confidential Information of the disclosing party which is required by law, a court or government authority to be released, provided that the receiving party promptly notifies the disclosing party so that the disclosing party may contest or limit such release. Upon disclosing party’s request, receiving party will use reasonable efforts to assist disclosing party to obtain assurances that confidential treatment or a similar protective order will be accorded to the Confidential Information so disclosed.

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(D)	The terms of this Section 7 and the parties’ obligations hereunder, shall survive for a period of five (5) years from the date of termination or expiration of this AGREEMENT. For greater certainty, any information relating to this AGREEMENT or the terms hereof (including the fact that this AGREEMENT has been entered into) shall be considered Confidential Information for the purposes of the Confidential Disclosure Agreement recently entered into by the parties.

9.	Termination. Either party may terminate this Agreement without cause by providing the other party with thirty (30) days prior written notice of its intention to terminate. Either party may terminate this AGREEMENT effective upon (A) thirty (30) days written notice to the other party if the other party materially breaches this AGREEMENT and such breach is not cured within such thirty (30) days period, or (B) written notice to the other party if such other party files for bankruptcy, makes an arrangement or composition in favor of its creditors, has a trustee appointed to manage its assets or business, files a notice or plan of liquidation (other than pursuant to a corporate reorganization), becomes insolvent, or has a petition for bankruptcy or administration of its business or assets filed against it that is not dismissed within thirty (30) days or (C) thirty (30) days written notice to Company by SPONSOR if SPONSOR in its sole discretion decides not to proceed with development of the PRODUCT.

10.	Intellectual Properties. The inventorship of all inventions and discoveries made hereunder shall be determined in accordance U.S. patent law. All inventions or discoveries made solely by the Sponsor shall be owned solely by Sponsor. All inventions or discoveries made solely by Company shall be owned solely by Company. The Company acknowledges and agrees that any new inventions or discoveries arising from any relevant Work Order and the Services and conceived or reduced to practice are the joint property of the Company and SPONSOR (“Joint Property”). In addition, research data, results and associated data contained in reports arising from the Company’s performance under this Agreement or any Work Order shall be the Joint Property. The parties shall discuss in good faith the details of the assignment of Joint Property to each other and filing and prosecution of any patents relating to the Joint Property.

11.	Publications. Neither party shall have any right to publish or present any results of the SERVICES without the prior review of the other party. If any party seeks to publish or present any results of the SERVICES, such publication or presentation of such results shall be provided to the other party at least thirty (30) days prior to submission for publication or presentation. Sponsor may comment upon, but may not make any editorial changes to, the results and conclusions set forth in a Company publication; however, if identified by Sponsor, any Sponsor Confidential Information that may be contained therein shall be deleted (excluding results and data of the Services). Sponsor’s support shall be acknowledged in accordance with customary scientific practice.

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12.	Independent Contractor. The Company is an independent contractor, not an employee or agent of SPONSOR. Nothing in this Agreement shall render the Company, or any of its employees, subcontractors or agents, an employee, subcontractor or agent of SPONSOR, nor authorize or empower the Company or its employees, subcontractors or agents to speak for, represent or obligate SPONSOR in any way.

13.	Notices. Any notice, consent or request required or permitted hereunder shall be in writing, and shall be deemed to have been given when delivered personally or upon receipt if given by (i) registered or certified mail, postage prepaid, (ii) recognized overnight courier or (iii) facsimile, addressed as follows:

if to SPONSOR:

Polaryx Therapeutics, Inc

140 E. Ridgewood Avenue, Suite 415, South Tower, Paramus, NJ 07652

Attn: President & CEO

Phone:201-940-7236

Facsimile:201-940-7218

if to Company:

Chief Research Administrator

Rush University Medical Center

Office of Research Affairs

707 S. Wood St., Annex LL

Chicago, IL 60612

Fax: (312) 942-2874

With a copy to:

General Counsel

Rush University Medical Center

Office of Legal Affairs

1700 West Van Buren Street, Suite 301

Chicago, IL 60612

Fax: (312) 942-4233

or to such other address as either party may advise by notice under this Section.

14.	Governing Law and Jurisdiction. This AGREEMENT shall be governed and construed in accordance with the laws of the State of Illinois without regard to its principles of conflict of laws. The parties irrevocably consent to the service of any and all process in any such action or proceeding brought in any such court the delivery of copies of such process to the other party at its address specified above by certified mail.

15.	Non-Assignment. Without the prior written consent of SPONSOR, Company may not assign and transfer, or otherwise dispose of all or any part of its rights or obligations under this AGREEMENT to any third party.

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16.	Remedies. Each party agrees that any violation of this AGREEMENT may cause an irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies.

17.	Miscellaneous. This AGREEMENT may be executed and delivered by facsimile or PDF (or similar means) and in two or more counterparts, all of which together shall constitute one and the same instrument. In the event an ambiguity or question of intent or interpretation arises, this AGREEMENT shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this AGREEMENT. For all purposes of this AGREEMENT, unless the context shall otherwise indicate plurals of defined terms shall include the singular.

18.	Neither party to this Agreement shall be liable for any negligent or wrongful act chargeable to the other unless such liability is imposed by a court of competent jurisdiction. This Agreement shall not be construed as seeking to enlarge or diminish any obligation or duty owed by one party against the other or against third parties. In the event of a claim for any wrongful or negligent act, each party shall bear the cost of its own defense.

19.	In connection with this Agreement, Company shall maintain a reasonable level of professional liability insurance and each party shall maintain a reasonable level of general liability insurance. Minimum coverage levels shall be One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate. Certificates evidencing such insurance will be made available for examination upon request by either party.

20.	Sponsor represents and warrants that neither it (including any of its owners, officers, directors) nor any of its employees involved in the performance of this Agreement are either excluded or debarred from participation in any government health care program. Should Sponsor learn of such debarment or exclusion it shall immediately notify Company. Company may immediately terminate this Agreement in the event any such debarment or exclusion occurs.

21.	Sponsor agrees that it will not use the name or logo of or make reference in any way to Company or any of its affiliates or subsidiaries, without the express prior written authorized approval of Company.

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[Signatures appear on following page]

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In Witness Whereof, the parties have caused this AGREEMENT to be duly executed as of the day and year written above.

Accepted and Agreed to:

Polaryx Therapeutics, Inc		Rush University Medical Center

By:	/s/ Hahn-Jun Lee, M.Sc., Ph.D.	By:	/s/ Allecia A. Harley, MPH, CCRP
Name:	Hahn-Jun Lee, M.Sc., Ph.D.	Name:	Allecia A. Harley, MPH, CCRP
Title:	President and CEO	Title:	Associate Vice President
Clinical Research Administration Division Office of Research Affairs

Date:	06/24/2016	Date:	07/07/2016

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